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                            ASSET PURCHASE AGREEMENT


                                     BETWEEN

                             THERMOLASE CORPORATION,
                                    as Seller

                                       AND

                               GH DAY SPAS, INC.,
                                    as Buyer


                              Dated: June 27, 1999



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






                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made as of the 27th day of June, 1999, by and between GH DAY SPAS, INC., a Pennsylvania corporation ("Buyer"), and THERMOLASE CORPORATION, a Delaware corporation ("Seller").

                              W I T N E S S E T H:

      WHEREAS, Seller is engaged in the Business (as defined below) and owns the Purchased Assets (as defined below); and

      WHEREAS, Seller desires to sell and Buyer desires to purchase the Purchased Assets under the terms and conditions set forth in this Agreement.

      NOW,  THEREFORE,  in  consideration  of the  foregoing  and of the  mutual promises, covenants, representations, warranties, and agreements herein contained, and intending to be legally bound, Buyer and Seller hereby agree as follows:

A.   DEFINITIONS.


     1.   "Affiliate"   of  a  Person  means  any  Person  which,   directly  or
          indirectly,   through  one  or  more  intermediaries,   Controls,   is
          Controlled by, or is under common Control with such Person. An Affiliate of Seller shall include ThermoTrex Corporation and Thermo Electron Corporation and Affiliates thereof.

     2. "Agreement" means this Asset Purchase Agreement, and all Exhibits and Schedules attached hereto, as the same shall be amended from time to time.

     3. "Allocation Schedule" means the allocation of the Purchase Price among the Purchased Assets and the Assumed Liabilities all as set forth on Schedule C.3 of this Agreement.

     4.   "Assumed   Liabilities"  means  only  those  debts,   Liabilities  and
          obligations of Seller with respect to the Business assumed by Buyer as listed on Schedule E of this Agreement.

     5. "Benefit Plan" means any Plan of Seller, or any predecessor or Affiliate of Seller, existing prior to or as of the date hereof to which Seller contributes or has contributed on behalf of any Employee or under which any Employee or any beneficiary thereof is covered, or is eligible for coverage or has benefit rights.

     6. "Books and Records" of any Person mean all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and business of such Person, including without limitation financial statements, Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, contracts, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.



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



     7.   "Business"  means  Seller's  hair  removal,  health and  cosmetic  spa
          operations   presently  conducted  at  the  "Day  Spa  Locations"  and
          previously conducted at the "Closed Day Spa Locations."

     8. "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the Laws of the United States of America.

     9. "Claim" means any written demand, claim, suit, Lien, action, expense, including counsel fees, cause of action, investigation or notice by any Person alleging actual or potential liability.

     10. "Closed Day Spa Locations" mean the real property leased by Seller identified as such in Schedule A.15, which is attached hereto and incorporated herein, the operations of which have been or are being terminated by and at the sole cost and expense of Seller.

     11. "Closing" means the execution of this Agreement and the Collateral Documents by Seller and Buyer.

     12. "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

     13. "Collateral Documents" means collectively each of the documents, agreements and instruments to be executed, delivered and performed in connection with this Agreement.

     14. "Control" (including, with correlative meaning, the terms "Controlled by" and "under common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, family relationship or otherwise and, in any event and without limitation of the foregoing, any Person owning fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

     15. "Day Spa Locations" mean the Subleased Day Spa Locations and the Managed Day Spa Locations, but excludes the Closed Day Spa Locations, the location of all of which are set forth on Schedule A.15, which is attached hereto and incorporated herein.



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     16.  "Default" means (a) a breach of or default under any contract, (b) the occurrence of an event which with the passage of time or the giving of notice or both would constitute a breach of or default under any contract, or (c) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration under any contract.

     17. "Destination Spa" means the Greenhouse Spa located at 1171 107th Street, Arlington, TX.

     18. "Employees" mean all employees of Seller engaged in the Business at any time prior to the date hereof, including former employees of Seller and employees who are on paid leave of absence or disability leave.

     19. "Environmental Claim" means any Claim (including, without limitation, potential or actual liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, related to or in connection with the use, treatment, removal, storage, disposal, presence, migration, transport, handling, manufacture, possession, distribution, or the actual or threatened emission, injection, escape, dumping, spill, leak, discharge or release of Materials of Environmental Concern.

     20. "Environmental Laws" mean all federal, state and local Laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C.A.ss.ss.9601 et seq., the Resource Conversation and Recovery Act ("RCRA"), 42 U.S.C.A.ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C.A.ss.ss.1251 et seq., the Clean Air Act 42 U.S.C.A.ss.ss. 7401 et seq., the Occupational Safety and Health Act, 29 U.S.C.ss. 651 et seq., The Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., and Laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal, presence, transport or handling of Materials of Environmental Concern.

     21. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

     22. "Excluded Assets" means the assets which are specifically excluded from the Purchased Assets being transferred to Buyer pursuant to this Agreement as set forth on Schedule B.2 of this Agreement.

     23. "Exhibits" mean the exhibits, attached to, referenced in and delivered pursuant to this Agreement.

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

     24. "GAAP" means generally accepted accounting principles consistently applied, as applied in the United States of America.

     25. "Governmental Entity" means any government and political subdivisions thereof, court, arbitral tribunal, administrative agency, tribunal or commission or any other governmental or regulatory body, instrumentality or authority, whether federal, state or local or foreign.

     26. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     27. "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

     28. "Indemnified Party" means any Person claiming indemnification under any provision of Section J.

     29. "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Section J.

     30. "Intellectual Property" means collectively, all copyrights, trademarks, trade names, brand names, brand marks and logos used currently for the exclusive benefit of the Business and/or the Destination Spa, Licenses, computer software, proprietary computer systems and related proprietary documentation, trade secrets and related data, and similar intangible rights used currently for the exclusive benefit of the Business and/or the Destination Spa.

     31. "Inventory and Supplies" means all inventory and supplies ordered by or owned by Seller that are used or will be used in the Business, for which payments (full or part) have been made or bills (full or part) for the payment thereof have been submitted to Seller or the Business, all in "as-is condition," excepting therefrom products located at Creative Beauty Innovators, Inc., Carollton, Texas for which payment in full has not been made as of the date hereof.

     32.  "IRS" means the Internal Revenue Service.

     33. "Known" or "Knowledge" or words of similar import mean, with regard to a particular fact or other matter, that the Person is actually aware of such fact or other matter or a prudent individual could be expected to know. Knowledge of Seller shall not include Knowledge of facts or matters solely as a result of Knowledge of Gerald or Lydia Katzoff or employees reporting to them.

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     34.  "Laws" mean all laws, statutes, ordinances,  governmental regulations,
          orders,   decrees,   edicts,   rules  or  other  requirements  of  any
          Governmental  Entity,  including  without  limitation,  those covering
          environmental,   safety,  health,   transportation,   bribery,  record
          keeping, employment, tax, anti-discrimination, antitrust, wage and hour and price and wage control matters.

     35.  "Leases" means the leases with the Seller for the Day Spa Locations.

     36. "Leased Real Property" means the real property leased at the Day Spa Locations and the Closed Day Spa Locations.

     37. "Leases" means the leases of the Day Spa Locations between Seller, as tenant, and each of the landlords thereof.

     38.  "Liabilities"   mean   all   Indebtedness,   obligations   and   other
          liabilities, and any Loss, damage, cost, unpaid expense, claim, deficiency, guaranty or endorsement of or by any Person.

     39. "Licenses" mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, orders and similar consents or certificates granted or issued by any Governmental Entity relating to the Business or its assets. 1.

     40. "Lien" means any mortgage, lien (including federal, state and local Tax liens), security interest, pledge, negative pledge, encumbrance, assessment, title retention agreement, restriction or restraint on transfer, defect of title, charge in the nature of a lien or security interest, or option (whether consensual, statutory or otherwise) or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

     41. "Litigation" means any action, lawsuit, arbitration, criminal prosecution, tax audit, administrative or other proceeding or investigation, or any inquiry asserting a violation of any Law, by, before or for any Governmental Entity.

     42. "Loss" means any and all damages, losses, obligations, deficiencies, liabilities, encumbrances, penalties, fines, costs and expenses, including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of Litigation or other proceedings or of any Claim, Default or assessment, other than consequential damages.

     43. "Managed Day Spa Locations" mean the Day Spa Locations which are identified as such on Schedule A.15 as of the date hereof.

     44. "Management Agreement" means the agreement between Seller and Buyer, as manager, for Buyer to manage a Day Spa Location that is not subject to a Sublease Agreement between Seller and Buyer.

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

     45. "Material Adverse Effect" means an effect which is or would be materially adverse to the Business.

     46. "Medical Director Agreements" mean those consulting agreements in which Seller engaged a qualified physician to provide consulting services that may be required in connection with laser assisted hair removal and skin resurfacing services to be performed at the Day Spa Locations and Closed Day Spa Locations, all as more particularly described therein.

     47. "Non-Transferable Assets" means any Purchased Asset or Relevant Contract, that cannot be transferred to Buyer without the consent of a third party, which consent has not been obtained as of the date hereof.

     48. "Permitted Liens" mean (i) Liens for current Taxes not yet delinquent for which appropriate accruals in accordance with GAAP have been created, (ii) statutory Liens imposed by law which are incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, none of which Permitted Liens, individually or in the aggregate, has a Material Adverse Effect or will detract from or interferes or will interfere with either Seller's or Buyer's, as the case may be, right to dispose of any property, the use of such property or their prospects, business or operations, as presently conducted.

     49. "Person" means any natural person, sole proprietorship, corporation, partnership, joint venture, association, trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

     50. "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     51. "Purchased Assets" have the meaning set forth in Section B.1 of this Agreement.

     52. "Purchase Price" has the meaning set forth in Section C.1 of this Agreement.

     53. "Relevant Contracts" mean any and all contracts to which Seller or its Affiliates is a party relating to the Purchased Assets or otherwise appurtenant to the Day Spa Locations or used in or intended for use primarily in the operation of the Business (other than the personal property leases and the Intellectual Property), together with all purchase orders and sales orders entered into in the ordinary course of business at any time prior to the date hereof, all of which Buyer is willing to assume provided that payment for such purchase orders and sales orders entered into prior to the date hereof in the ordinary course of business shall be the obligation of Seller.

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

     54. "Relevant Licenses" means all Licensees used in connection with the Business to the extent transferable or assumable.

     55.  "Returns"  means  collectively  all  federal,  state,  and  local  Tax
          Returns.

     56. "Schedules" mean the schedules, attached to, referenced in and delivered pursuant to this Agreement.

     57. "Sublease Agreements" means the sublease agreements between Seller, as sublessor, and Buyer, as sublessee, for each Day Spa Location which has been subleased by Seller to Buyer as of the date hereof, each as identified on Schedule A.15.

     58. "Subleased Day Spa Locations" mean the Day Spa Locations which are identified as such on Schedule A.15 as of the date hereof.

     59. "Survival Date" means the date which is two (2) years after the date hereof .

     60. "Tangible Personal Property" means all furniture, equipment, spare parts, tools, office equipment and other tangible personal property (other than Inventory and Supplies) located at, stored for or intended for use in the Day Spa Locations and the Closed Day Spa Locations.

     61.  "Tankovich   Agreement"  means  a  License   Agreement  with  Nickolai
          Tankovich dated as of February 10, 1993, a copy of which is attached hereto as Exhibit "E".

     62. "Tax(es)" mean all taxes and all charges, fees, levies or other assessments in the nature of a tax, including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign upon a Person, or any of its Affiliates or properties.

     63. "Tax Returns" mean all returns, declarations and reports, estimates and information returns and statements required by applicable law to be filed with respect to Taxes.


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B.    SALE AND PURCHASE OF ASSETS.

     1.   Assets to be Acquired.

               a. Subject to the terms and conditions contained herein, (i) Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases from Seller, all of the assets of Seller used primarily in the Business other than the Excluded Assets, whether real, personal, or mixed, tangible or intangible, including Tangible Personal Property, Intellectual Property, Relevant Licenses, and Relevant Contracts, all in as-is condition and all free and clear of all pledges, Liens or other restrictions, other than Permitted Liens (collectively, the "Purchased Assets"), and (ii) Buyer hereby assumes the Assumed Liabilities.

               b. Purchased Assets located at a Closed Day Spa Location shall be removed by Buyer within thirty (30) days of the date hereof, to the extent Seller would be permitted to remove or move same, all in accordance with the terms of the lease for each Closed Day Spa Location, and all at Buyer's option. The cost and expense of such removal and moving shall be shared equally between Seller and Buyer.

               c. Waiver of Bulk Sales. Buyer hereby waives compliance with any bulk sales acts or similar or corresponding laws of any jurisdiction applicable to the sale of the Purchased Assets.

     2. Excluded Assets. The Excluded Assets are specifically excluded from the Purchased Assets being transferred to Buyer pursuant to this Agreement.

     3.   Non-Transferable Assets.

               a. To the extent there are any Non-Transferable Assets, the parties shall reasonably cooperate to provide to each other with the benefit of such Non-Transferable Asset.

               b. After the date hereof, Seller, at its expense, shall use its best efforts, and Buyer, at its expense, shall cooperate with Seller, to obtain any necessary consents, waivers and approvals, so as to transfer each Non-Transferable Asset to Buyer without materially adversely modifying, amending or burdening such Non-Transferable Asset.

               c. Neither Seller nor Buyer shall be obligated to pay any amount or incur any Liability to transfer a Non-Transferable Asset.

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

               d. To the extent that as of the date hereof, there is any Non-Transferable Asset, Seller, at its expense, shall, from and after Closing, cooperate with Buyer in any reasonable and lawful arrangement designed to provide the benefit (including the tax benefits, if possible, that would have accrued to Buyer had such asset been a Purchased Asset) of such Non-Transferable Asset to Buyer; provided that Buyer shall, so long as such benefit is so provided, satisfy or perform any Liabilities or obligations under or in connection with such Non-Transferable Asset which would not be a Liability or obligation retained by Seller if such Non-Transferable Asset were a Purchased Asset.

C.   PURCHASE PRICE.


     1.   Purchase Price. As full payment for the Purchased Assets,  Buyer shall
          (i) pay to Seller Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Purchase Price") and (ii) assume the Assumed Liabilities as set forth in Section E hereof.

     2. Payment of Purchase Price. The Purchase Price shall be payable on the date hereof by execution of and delivery to Seller of a promissory note of Buyer and a security agreement, in the forms attached hereto as Exhibit "A" and "B", respectively.

     3. Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities assumed by Buyer pursuant to Section E hereof shall be allocated as set forth on the Allocation Schedule. The Allocation Schedule shall be adjusted to reflect the adjustments, if any, to the Purchase Price. Buyer and Seller will file all Tax Returns and reports, including IRS Form 8594, in accordance with the Allocation Schedule and neither party will take a contrary position for federal, state or local Tax purposes that is not consistent with the Allocation Schedule and the specific allocations set forth in Form 8594 on any Tax Return or any documents filed by any of said parties with federal, state or local authorities.

     4. Prorations. Except with respect to rent under the Leases and Section E.2, all prorations with respect to the transactions contemplated hereby shall be as of the date hereof.

D.   LEASED REAL PROPERTY.

     1. Buyer and Seller shall enter into a Sublease Agreement, in the form attached hereto as Exhibit "C", which is incorporated herein by reference, for each Day Spa Location which has been subleased to Buyer as of the date hereof. The Day Spa Locations subject to Sublease Agreements are set forth on Schedule A.15 and are referred to as the "Subleased Day Spa Locations". The initial term of each Sublease Agreement shall commence on the date hereof and shall end on December 31, 2000. The term of each Sublease Agreement shall renew and extend thereafter, at the option of the Buyer, in accordance with the Sublease Agreement. A Sublease Agreement shall be renewable or extendable after December 31, 2000 only if all of the Sublease Agreements and all of the Management Agreements are renewed.

     2. Buyer and Seller shall enter into a Management Agreement for each Day Spa Location which has not been subleased to Buyer as of the date hereof, in the form attached hereto as Exhibit "D", which is incorporated herein by reference. Such Day Spa Locations are set forth on Schedule A.15 and are referred to as the "Managed Day Spa Locations". The initial term of each Management Agreement shall commence on the date hereof and end on December 31, 2000. The term of each Management Agreement shall renew thereafter, at the option of the Buyer, in accordance with the Management Agreement. A Management
          Agreement shall be renewable or extendable after December 31, 2000 only if all of the Sublease Agreements and all of the Management Agreements are renewed. If the consent of the landlord is necessary under a Lease to sublease a Day Spa Location to Buyer which is subject to a Management Agreement, Seller shall use its best efforts to seek the consent of the landlord to a sublease to Buyer, subject to the limitations set forth in Section B.3.c.. If and when the consent is obtained, Seller and Buyer shall terminate the Management Agreement and enter into a Sublease Agreement for the balance of the initial term of the Management Agreement and any renewals thereof.

E.   LIABILITIES OF SELLER.

     1. Assumed Liabilities. At Closing, Buyer will assume only the Assumed Liabilities. Except as set forth on Schedule E and herein, Buyer does not and will not otherwise acquire, discharge, assume, or become responsible for any debts, Liabilities or obligations of Seller in connection with the Day Spa Locations or the Closed Day Spa Locations or in connection with the Business accruing prior to the date hereof. Except for the Assumed Liabilities, Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any Liabilities or obligations of Seller and Seller agrees to pay and satisfy when due those liabilities and obligations not assumed by Buyer, which, if not paid or satisfied, could result in Liability to Buyer.

     2. Post-Closing Accounts Payable. Buyer shall immediately deliver to Seller any invoices it receives following Closing which relate to the Business for accounts payable incurred by Seller in the ordinary course of business prior to the date hereof. Seller shall pay such invoices and all accounts payable which relate to the Business incurred by Seller in the ordinary course of business prior to the date hereof in a timely manner (but on no less than twenty (20) days notice) so as not to cause the addition of any late fees or other additional costs as a result of late payment. To the extent such invoices are not paid timely or Seller and Buyer disagree as to who is responsible to pay an invoice, such dispute will be subject to the arbitration provisions hereof.

F. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

     1. Organization, Power, Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and all other jurisdictions in which the failure to be in good standing would have a Material Adverse Effect. Seller has full corporate power and authority to carry on its businesses as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

     2. Corporate Power and Authority. Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Documents and to transfer the Purchased Assets to Buyer. The execution, delivery and performance of this Agreement and each of the Collateral Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and requires no further authorization or consent by Seller or any other party except as set forth herein. All resolutions by the Board of Directors of Seller authorizing the actions taken in connection with the sale of the Purchased Assets, including the execution and delivery of this Agreement, are in accordance with the Articles and By-Laws of Seller and were duly adopted and continue in full force and effect. All corporate consents and authorizations required to be obtained by Seller with regard to this Agreement and consummation of the transactions contemplated hereby have been obtained. The officers of Seller executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of Seller and are authorized to do so. This Agreement and the Collateral Documents required to be executed on the date hereof, have been duly and validly executed and delivered by Seller. This Agreement and the Collateral Documents constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors' rights generally.

     3. Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement and each of the Collateral Documents and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate, breach or contravene any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Seller; (b) violate, breach, be in conflict with, constitute a Default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of any contract relating to the Business or the Purchased Assets; (c) violate any provision of Law applicable to Seller or any of its properties or assets; (d) require any consent, approval, waiver, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person to be obtained by Seller other than the landlords under the Leases, if so required, the Medical Directors under the Medical Director Agreements, if so required, the licensors under Relevant Licenses, if any and if so required, and certain registrations or notifications which may be necessary with respect to the operation of the SoftLight(R) Laser Hair Management System; (e) result in the creation or imposition of any Lien, other than Permitted Liens, against any of the Purchased Assets or the Business; or (f) otherwise adversely affect the good standing, validity or effectiveness of any contract which would have a Material Adverse Effect. To Seller's Knowledge, there is no proceeding pending or threatened before any court or Governmental Entity in which it is being sought to restrain or prohibit the consummation of the transactions contemplated hereby.

     4.   Title to Properties.

          a. There are no Defaults by any party under any of the Leases for the Day Spa Locations and the obligations to be performed by Seller as tenant under the Leases have been performed and will be performed at its sole expense through the date hereof, and Seller, at its sole expense shall pay all monetary obligations accrued under the Leases for the Day Spa Locations through June 30, 1999, and prior to and after the date hereof for the Leases for the Closed Day Spa Locations.

          b. Seller has delivered to Buyer prior to the execution of this Agreement true and complete copies of all Leases, and all amendments thereof, including material correspondence and other documentation in Seller's possession, with respect to the Leased Real Property which may have a Material Adverse Effect.

          c. To Seller's Knowledge, there has been no condemnation by a Governmental Entity with respect to any Leased Real Property.

          d. To Seller's Knowledge, no portion of the Leased Real Property are affected or threatened by any special assessments the cost of which might be assessed against Buyer.

          e. Seller is in possession of and has good, valid and marketable title to, or has valid leasehold interests in or valid rights under contracts to use, all the Tangible Personal Property used in connection with the Business. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens.

     5. Third Party Options. There are no contracts or rights of any kind with, to, in or under discussion with any third party to acquire any of the Purchased Assets or any interest in or portion of, the Purchased Assets or the Business.

     6. Inventories and Supplies. The Inventories and Supplies of Seller, which are included in the Purchased Assets, are carried on the Books and Records of Seller using the normal inventory valuation policy utilized by Seller and is in accordance with GAAP, consistently applied.

     7. Financial Statements. Seller has delivered to Buyer true and correct copies of the financial statements of the Business prepared by Seller in the normal course of its business through April 1999.

     8. Absence of Undisclosed Liabilities. To Seller's Knowledge there are no reasonable grounds for the assertion against the Business of any Liability not disclosed in this Agreement or of which Buyer is not otherwise aware, which would have a Material Adverse Effect.

     9.   Certain Tax Matters.

          a. For any period ending before the date hereof, Seller has duly and timely filed or will file all Returns required to be filed or sent by it or on behalf of the Business and all such Returns are or will be true, correct and complete. Seller has paid or will pay in full all Taxes and any penalties entered with respect to the Business, due and payable for any period during Seller's ownership of the Business. All Taxes, to the extent that they relate to periods during Seller's ownership of the Business, have been paid, withheld, or reserved for or will be paid by Seller as and when due.

          b. There are no Liens for Taxes upon any of the Purchased Assets, and no event has occurred which with the passage of time or the giving of notice, or both, could result in a Lien (other than Permitted Liens) for Taxes on any of the Purchased Assets.

          c. No deficiency for any Taxes has been proposed, asserted or assessed against Seller with respect to the Business which has not been resolved and paid in full.

          d. Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed except for calendar year 1998, which will be timely filed.

     10. Litigation; Compliance. Except as set forth in Schedule F.10, attached hereto and incorporated herein, there is no suit, action, Claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to Seller's Knowledge threatened, against or related to Seller with respect to or against the Business, nor any failure to comply with, nor any Default under, any Law, or order applicable to, nor any violation of or Default with respect to any order, writ, injunction, judgment, or decree of any court or Governmental Entity or other instrumentality issued or pending against Seller or the Business which is reasonably expected to have a Material Adverse Effect.

     11.  Benefit Plans.

          a. Compliance. Each Benefit Plan affecting an Employee is, has been and will be in compliance in all material respects and is, has been and will be administered in all material respects in accordance with the applicable provisions of ERISA, the Code, and any other applicable law.

          b. Funding. Seller or its Affiliates have made and will make all payments and contributions to all Benefit Plans on a timely basis as required by the terms of each such plan and any applicable law.

     12.   Hazardous Substances.

          a. Compliance. With respect to the Business, Seller is and has received no written or oral notice, from any Governmental Entity or any individual, and Seller has no Knowledge of a set of facts indicating, that Seller is not in compliance with any and all Environmental Laws with which the failure to comply is reasonably expected to result in a Material Adverse Effect.

          b. Disposal; Conditions. At no time during Seller's ownership of the Business have there been used or disposed of any Materials of Environmental Concern in the Leased Real Property and there is no asbestos or urea formaldehyde foam insulation contained in or forming part of any building, building component, structure or space located on or in the Leased Real Property.

          c.   Potentially  Responsible  Party.  With  respect to the  Business,
               Seller has received no written notice or Claim from any Governmental Entity or from any private party, alleging that Seller is a potentially responsible party or is otherwise allegedly liable for costs associated with the remediation of any Leased Real Property as required by Law or pursuant to any Lease. Seller shall be responsible for all Claims related to compliance with Environmental Laws accruing prior to June 12, 1998 with respect to the operations of the Day Spa Locations and the Closed Day Spa Locations, and Buyer shall be responsible for all Claims related to compliance with Environmental Laws accruing thereafter with respect to the operations of the Day Spa Locations, and with respect to the Closed Day Spa Locations from June 12, 1998 through the date hereof.

     13.  Intellectual Property Rights.

          a. To Seller's Knowledge, as of the date hereof, Seller has the right to use all Intellectual Property necessary or appropriate for the operation of the Business or ownership or use of the Purchased Assets, free and clear of all Liens, and such Intellectual Property will not be adversely affected by the transactions contemplated by this Agreement or the Collateral Documents. To the Knowledge of Seller, Seller has not received notice within the one year period prior to the date hereof that it is infringing upon any Intellectual Property of any other Person in connection with the operation of the Business.

          b. Seller and its Affiliates have not entered into any agreement to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property used in the Business, except pursuant to the Tankovich Agreement.

          c. Seller will enter into a license agreement with Buyer granting Buyer the perpetual right to use the Intellectual Property which is the subject of the Tankovich Agreement in connection with the Business, and Buyer shall make any and all payments due thereunder with respect to the use of such Intellectual Property in the Business.

     14.  Contracts.  Seller  is  not  a  party  to  any  contracts,   including
          agreements not to compete, which could restrict or prohibit Buyer's operations or Buyer's ability to expand the Business in any manner.

     15. Product Liability Claims. Seller is a named insured under all policies of insurance relating to product liability listed on Schedule F.15, attached hereto and incorporated herein, for and against any Claim for product liability based on any event occurring prior to the date hereof, which insurance coverage will continue in effect after the date hereof for a period of not less than two (2) years.

     16. Bank Accounts. All cash in all Bank Accounts maintained by Seller shall remain the property of Seller. Buyer shall cooperate with Seller to remove the name of any person associated with Buyer who is an authorized signatory on any of Seller's accounts.

     17. Finder's or Broker's Fees. Buyer and Seller represent and warrant that no broker or other person is entitled to any commission or finder's fee in connection with any of the transactions contemplated by this Agreement.

     18. Governmental Approvals and Filings. No consent, approval or action of, with the execution, delivery and performance of this Agreement or in connection with the consummation of the transactions contemplated hereby or thereby.

G. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

     1. Organization, Power, Standing and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania, and has full power and authority (corporate or otherwise) to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Buyer is and will be at all times required to be, duly qualified to do business and is in good standing in each and every jurisdiction where the ownership or leasing of its properties and assets, including the Purchased Assets and the operation of the Business requires such qualification except where the failure to qualify or to be in good standing would not have a Material Adverse Effect.

     2. Power and Authority. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and the Collateral Documents to which it is a party and to purchase the Purchased Assets and assume the Assumed Liabilities. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (corporate or otherwise) on the part of Buyer and requires no further authorization or consent by Buyer. All resolutions by the Board of Directors of Buyer authorizing the actions taken in connection with the sale of the Purchased Assets, including the execution and delivery of this Agreement, are in accordance with the Articles and By-Laws of Buyer and were duly adopted and continue in full force and effect. All corporate consents and authorizations required to be obtained by Buyer with regard to this Agreement and consummation of the transactions contemplated hereby have been obtained. The officers of Buyer executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement are incumbent officers of Buyer and are authorized to do so. This Agreement and the Collateral Documents, to the extent Buyer is a party thereto, constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors' rights generally.

     3. Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement, and each of the Collateral Documents, and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate, breach or contravene any provision of the organizational documents of Buyer; (b) violate, breach, be in conflict with, constitute a Default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of any contract by which Buyer or Buyer's property is bound or subject any property or asset of Buyer to any contract to which Buyer is a party or by which Buyer is bound; (c) violate any provision of Law or any permit applicable to Buyer or its properties or assets; or (d) require any consent, approval, waiver, authorization, or permit of, or filing or registration with, or notification to, any Governmental Entity or other Person to be obtained by Buyer except as has been made or waived. To Buyer's Knowledge, there is no proceeding pending or threatened before any court or Governmental Entity in which it is being sought to restrain or prohibit the consummation of the transactions contemplated hereby.

     4.   Inspection   Opportunity.   Buyer   acknowledges  that  its  officers,
          directors and authorized agents have been operating the Day Spa Locations on behalf of Seller and therefore have been given an opportunity to examine such instruments, documents and other information relating to the Purchased Assets as they have deemed necessary or advisable in order to make an informed decision relating to the transactions contemplated by this Agreement and the suitability of the Business as an investment for Buyer and that they have been afforded an opportunity to ask questions and to obtain any additional information necessary in order to verify the accuracy of the information furnished and that such parties have, in fact, asked all such questions and reviewed all such instruments, documents and other information as they have deemed necessary under the circumstances. Notwithstanding the foregoing, the parties hereto acknowledge and agree that (i) Buyer is relying upon the accuracy of the representations, warranties and covenants of Seller contained in this Agreement and the Collateral Documents, and (ii) Buyer has been induced to enter into this Agreement and the Collateral Documents and to consummate the transactions contemplated hereby and thereby as a result of Seller's willingness to make accurate representations and warranties and to undertake to perform the covenants contained in this Agreement and the Collateral Documents.

     5. HSR Act. Buyer has reviewed the rules relating to the size-of- parties test under the HSR Act and Buyer is not a Ten Million Dollar ($10,000,000.00) person for the purposes thereof.

H. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by or on behalf of Seller or Buyer prior to or after the date hereof, except for (a) representations or warranties made by any party as provided herein or in any Collateral Document which were (i) not true when made and (ii) were made by such party fraudulently or with intent to defraud or mislead, which representations and warranties shall survive in accordance with the applicable statute of limitations, and (b) representations and warranties relating to Tax matters and relating to environmental matters, which shall survive in accordance with the applicable statute of limitations, all representations and warranties made by Seller and Buyer in this Agreement or pursuant hereto shall survive the date hereof until the Survival Date, and thereafter as to any Claims or Losses notice of which is given prior to the Survival Date.

I.   CONDUCT OF SELLER AND BUYER AFTER CLOSING.

          a. After the date hereof, Buyer shall be responsible for the operation of the Business. Seller will cooperate with Buyer after the date hereof to effect the orderly transfer of the Purchased Assets. In addition, after the date hereof, at the request of either party and at the requesting party's expense, but without additional consideration, the other party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of Litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Buyer the Purchased Assets including, without limitation, Non-Transferable Assets or to confirm and perfect Buyer's title to the Purchased Assets, and otherwise to accomplish the orderly transfer to Buyer of the Purchased Assets as contemplated by this Agreement and the Collateral Documents.

          b. In the event a transfer tax (or tax in substitution thereof) is levied on all or part of the transactions contemplated hereunder by any federal, state or local government, the party who is charged under the applicable law with the obligation to pay (and not collect) such tax shall timely and fully do so.

J.   INDEMNIFICATION.

     1.   General.

          a. Subject to Section J.2 below, Seller shall defend, indemnify and hold harmless Buyer from, against and with respect to any and all Claims, Losses, costs, expenses, obligations, Liabilities, damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys' fees, that Buyer may incur, sustain or suffer as a result of any breach of, or failure by Seller to perform, any of the representations, warranties, covenants or agreements of Seller contained in this Agreement, in any Exhibit or Schedule furnished by or on behalf of Seller under this Agreement, the Collateral Documents, or as a result of the conduct of Seller with respect to the Business prior to the date hereof.

          b. Subject to Section J.2 below, Buyer shall defend, indemnify and hold harmless Seller from, against and with respect to any and all Claims, Losses, costs, expenses, obligations, Liabilities, damages, recoveries and deficiencies, including costs of investigation, interest, penalties and reasonable attorneys' fees, that Seller may incur, sustain or suffer as a result of any breach of, or failure by Buyer to perform, any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, in any Exhibit or Schedule furnished by or on behalf of Buyer under this Agreement, the Collateral Documents or as a result of the conduct of Buyer in the operation of the Business on and after the date hereof.

     2. Claims for Indemnity. Whenever a Claim shall arise for which any party shall be entitled to indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party in writing within ten (10) days of the Indemnified Party's first receipt of notice of, or the Indemnified Party's obtaining Knowledge of, such Claim, and in any event within such shorter period as may be necessary for the Indemnifying Party to take appropriate action to resist such Claim. Such notice shall specify all facts Known to the Indemnified Party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the Indemnifying Party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or shall submit the same to arbitration in accordance with Section L.8 and any rights of indemnification established by reason of such settlement, compromise, or arbitration shall promptly thereafter be paid and satisfied by any Indemnifying Party obligated to make indemnification hereunder.

     3. Right to Defend. If the facts giving rise to any Claim for indemnification shall involve any actual or threatened action or demand by any third party against the Indemnified Party or any of its Affiliates, the Indemnifying Party shall be entitled (without prejudice to the Indemnified Party's right to participate at its own expense through counsel of its own choosing), at its expense and through a single counsel of their own choosing, to control the defense or prosecution of such Claim in the name of the Indemnifying Party, or if necessary, in the name of the Indemnified Party. In any event, the Indemnified Party shall give the Indemnifying Party advance written notice of any proposed compromise or settlement of any such Claim. If the remedy sought in any such action or demand is solely money damages, the Indemnifying Party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the Indemnifying Party shall be required to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith.

     4. Limitations. With respect to breaches of representations and warranties only given under Sections F.1, F.2, F.3, G.1, G.2, G.3, and G.5, no party shall be entitled to indemnification hereunder with respect to such a breach until the total of all damages incurred by such party with regard to such breaches exceeds Fifty Thousand Dollars ($50,000.00). With respect to breaches of all other representations and warranties, no party shall be entitled to indemnification hereunder with respect to such a breach until the total of all damages incurred by such party with regard to such breaches exceeds Two Hundred Thousand Dollars ($200,000.00). Notwithstanding anything stated above to the contrary, the limitations set forth in this Section shall not apply to a breach of any of the representations and warranties of which the Indemnifying Party had Knowledge at any time prior to the date on which such representation and warranty was made or any breach by the Indemnifying Party of any covenant or obligation set forth in this Agreement, the Collateral Documents or any other agreement contemplated hereunder. The total liability of any party (for indemnification or otherwise) with respect only to a breach of such representations and warranties shall not exceed an amount equal to the Purchase Price plus Assumed Liabilities.

K.   FORM OF AGREEMENT.


     1. Effect of Headings. The Section headings used in this Agreement and the titles of the Exhibits or Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Exhibits or Schedules.

     2. Entire Agreement; Waivers. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement, the Exhibits and Schedules hereto, and the other agreements and instruments referred to herein. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     3. Counterparts and Facsimile Signatures. This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts and signature pages may be transmitted by facsimile and, when so executed and transmitted, will have the same force and effect as though all signatures were originals and appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages.

     4. Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (iv) the term "Section" refers to the specified Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Any representation or warranty contained herein as to the enforceability of a contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

L.   ADDITIONAL AGREEMENTS OF THE PARTIES; MISCELLANEOUS PROVISIONS.

     1. Cooperation. From time to time from and after the date hereof, the parties will execute and deliver to each other any and all further agreements, instruments, certificates and other documents as may reasonably be requested by the other party in order more fully to consummate the transactions contemplated hereby, and to effect an orderly transition of the business being acquired by Buyer hereunder.

     2. Access to Information. Following the date hereof, Seller will cooperate fully with Buyer and shall provide Buyer and its accountants, counsel, and other representatives (including without limitation, its bankers and other lending sources, auditors and engineers), during normal business hours, and provide full access to the Books and Records, Relevant Contracts, and other documents, records, and information of Seller with respect to the Business and the Purchased Assets, as Buyer or its representatives may reasonably request.

     3. Benefit Plan Participant Schedule. At the request of Buyer, Seller will deliver a true and complete list of all Employees and their beneficiaries who, as of the date hereof, participate in a Benefit Plan of Seller and the Benefit Plans in which they participate.

     4.   Day Spa Employees.

          a. Buyer will offer to employ all Employees who are employed at the Day Spa Locations as of the date hereof. Such offers of employment shall be on substantially similar terms and conditions as their current employment, including credit for the time in service as an employee of Seller.

          b. With respect to all Employees who are offered and accept employment with Buyer, participation in and coverage under all Benefit Plans will terminate as of the date hereof, unless continued participation and coverage is required by operation of law.

     5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the day after the delivery thereof to a recognized overnight courier service for next-day delivery with all charges prepaid or billed to the account of the sender, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

               If to Seller:       ThermoLase Corporation
                                   81 Wyman Street
                                   Waltham, MA 02454
                                   Attn: President
               with a copy to:     ThermoLase Corporation
                                   81 Wyman Street
                                   Waltham, MA 02454
                                   Attn: General Counsel

               If to Buyer:        GH DAY SPAS, INC.
                                   7 East Skippack Pike
                                   Ambler, PA.
                                   Attn: Gerald Katzoff, President

               with a copy to:     Kaplin Stewart Meloff Reiter & Stein, P.C.
                                   350 Sentry Parkway, Building 640
                                   P.O. Box 3037
                                   Blue Bell, Pennsylvania  19422-0765
                                   Attn:  L. Leonard Lundy, Esq.

          or to such other address as either party shall have specified by notice in writing given to the other party.

     6. Press Releases and Announcements. No party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior approval of the other party, which shall not be unreasonably delayed or withheld; provided that Seller may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case Seller shall advise Buyer and provide it with a copy of the proposed disclosure prior to making the disclosure).

     7. Additional Agreements and Instruments. On or before the date hereof, Seller and Buyer shall execute, deliver and file all exhibits, schedules, agreements, certificates, instruments and other documents, not inconsistent with the provisions of this Agreement and the Collateral Documents, which, in the opinion of counsel to the parties hereto, shall reasonably be required to be executed, delivered and filed in order to consummate the transactions contemplated by this Agreement and the Collateral Documents.

     8. Governing Law; Jurisdiction; Arbitration. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the Laws of the State of Texas, except if otherwise provided in an Exhibit. Except with regard to any Claims for Specific Performance as provided in Section L.12 any Claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before a single arbitrator in any locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any transcript, and the parties' reasonable attorneys' fees, taking into account the merits and good faith of the parties'

          Claims and defenses. Judgment may be entered on the award so rendered in any court having jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

     9. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

     10. Amendments. The parties may mutually amend any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the parties hereto.

     11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     12. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled at law or in equity.

     13. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     14. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     15. Lease Obligations. Seller shall deposit by wire no later than the second (2nd) day following the date hereof into a separate bank account of Buyer and Seller, entitled Greenhouse Day Spas Rent Account maintained at Norwest Bank, Fort Worth, TX, One Million Five Hundred Thousand Dollars ($1,500,000.00) which shall be disbursed upon the signatures of Buyer and Seller timely, to pay timely the monetary obligations due under the Leases for the Day Spa Locations beginning with the month of July 1999 until the balance of the funds held in such account are depleted.

     16. Cash Payment. Seller shall pay to Buyer by wire no later than the second (2nd) day following the date hereof a cash payment in the amount of Five Hundred Thousand Dollars ($500,000.00).

     IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.



                                   BUYER:

WITNESS/ATTEST:                    GH DAY SPAS, INC., a Pennsylvania
                                   corporation

_______________________            By:_____________________________
                                      Gerald Katzoff, President




                                   SELLER:

WITNESS/ATTEST:                    THERMOLASE CORPORATION, a Delaware
                                   corporation

_______________________            By:_____________________________
                                      Gerald Feldman, President

                                   EXHIBIT "A"

                                 PROMISSORY NOTE

                                 (See Attached)

                                   EXHIBIT "B"

                               SECURITY AGREEMENT

                                 (See Attached)

                                   EXHIBIT "C"

                           FORM OF SUBLEASE AGREEMENT

                                 (See Attached)

                                   EXHIBIT "D"

                              MANAGEMENT AGREEMENT

                                 (See Attached)

                                   EXHIBIT "E"

                  LICENSE AGREEMENT WITH NICKOLAI TANKOVICH

                                 (See Attached)

                                  SCHEDULE A.15

                               LEASED REAL ESTATE


1.   Subleased Day Spa Locations.

     1. Inwood Village Shopping Center, 5560 West Lovers Lane, Suites 250 and 252, Dallas, Texas 75209.

     2.   3680 Galleria, Edina, Minnesota.

     3.   1950 Northern Boulevard, Manhasset, New York.

     4.   242 Milwaukee Street, City and County of Denver, State of Colorado.

2.   Managed Day Spa Locations.

     1.   417 North Canon Drive, Beverly Hills, California 90210.

     2.   Kirby Oaks Shopping Center, Houston, Harris County, Texas.

     3.   44-48 West Putnam Avenue, Greenwich, Connecticut.

     4.   Somerset Collection North, City of Troy, Oakland County, Michigan.

     5. Fashion Island Shopping Center, City of Newport Beach, County of Orange, State of California.

3.   Closed Day Spa Locations.

     1.   840 North Michigan Avenue, Chicago, Illinois 60611.

     2.   Ballet Valet, 634 Collins Avenue, Miami Beach, Florida 33139.

     3.   230 Worth Avenue, Palm Beach, Florida 33480.

     4.   Mizner Park, 456 Plaza Real, Boca Raton, Florida 33432.

     5.   7917 Ivanhoe, La Jolla, California 12037.

                                  SCHEDULE B.2

                                 EXCLUDED ASSETS


     1. Bank accounts in the name of ThermoLase Corporation, together with all cash held in such accounts as of the date hereof.

     2. Tax losses relating to the Business for periods prior to the date hereof.

     3. Refunds and claims with respect to payments made by Seller prior to the date hereof, and causes of actions, and potential causes of action relating to the Business and accruing prior to the date hereof.

     4.   Supplies  located  at  Creative  Beauty   Innovations,   Inc.  whether
          manufactured for or stored for use by the Day Spa Locations.

     5. Insurance policies in the name of Seller or one of its Affiliates and all rights to any payments to Seller and its Affiliates thereunder.

     6.   Benefits Plans and all rights and obligations thereunder.

     7.   Lease deposits. 1.

                                  SCHEDULE C.3

                               ALLOCATION SCHEDULE

Furniture, Fixtures and Equipment                     $2,500,000.00

                                   SCHEDULE E

                               ASSUMED LIABILITIES

     1. All liability for performing services (and/or providing goods) in satisfaction of all outstanding gift certificates and customer deposits, and for customer prepayments for multiple treatment packages with respect to services not yet performed.

     2. Commencing on the date hereof, all liabilities for payroll, benefits (except as required otherwise by operation of law), and withholding taxes with respect to all Employees who accept Buyer's offer of employment.

     3.   Unless  agreed   otherwise  in  writing  by  Seller,   all  continuing
          obligations of Seller under contracts relating primarily to the Business, including all agreements relating to relationships with a physician and/or physician owned professional corporations licensed to perform SoftLight laser hair removal and skin resurfacing, including the supervision by Medical Directors of laser hair removal and skin resurfacing services, all at or with respect to Day Spa Locations only, and payment for such contractual liabilities shall be governed by the terms of this Agreement.

     4. All liabilities and obligations of Buyer under Sublease Agreements and Management Agreements in accordance with the terms set forth therein.

                                  SCHEDULE F.10

                        PENDING OR THREATENED LITIGATION


     1. LaserSpas, Inc. et al. V. ThermoLase Corporation, filed in Cuyahoga County, Ohio, Court of Common Pleas. (plaintiffs claim that they have sustained business losses as a result of the poor performance of the SoftLight Laser, and that ThermoLase violated tie Ohio Business Opportunity Act by failing to provide a disclosure document required by that act)

     2. Reagan Rossen V. ThermoLase, et al., filed in Los Angeles County, California, Superior Court. (plaintiff claims that her face and neck were permanently injured by the SoftLight treatment and that she consulted dermatologists and plastic surgeons to repair the damage)

     3. Morton Mazaheri et al. V. ThermoLase Corporation, filed in Riverside County, California, Superior Court. (plaintiffs claim that ThennoLase violated the California Unfair Trade Practices on the grounds that marketing claims relating to SoftLight laser hair removal were misleading)

     4 Claudia Obermann v. ThermoLase et a!., filed in San Diego County, California, Superior Court. (plaintiff claims wrongful termination following disagreement with ThermoLase management regarding licensure to perform SoftLight hair removal and skin resurfacing procedures)

     5. Jamie Debrino. (letter addressed to Boca Raton Greenhouse Spa dated May20, 1999 makes non specific claims of "severe bodily injuries" resulting from negligence of The Greenhouse Spa, and requests insurance coverage information)

     6.   Vanessa  Harris  v.  The  Greenhouse   Spa.  (claim  before  EEOC  for
          employment discrimination based on complainant's religion)

                                  SCHEDULE F.15

                           PRODUCT LIABILITY INSURANCE



     Carrier: Medmarc Casualty Insurance Company

     Policy No.: 99MA380019

     Policy Period: July 1, 1999 to July 1, 2000

     Insurance Coverage: damages and expenses for covered claims resulting from the manufacture distribution and sale of medical products

     The general aggregate limit and the limit per occurrence is not less than $3 million